CERTIFICATE OF DESIGNATIONS
OF
MANDATORILY CONVERTIBLE NON-VOTING PARTICIPATING
PREFERRED STOCK, SERIES C

AND

CONVERTIBLE NON-CUMULATIVE NON-VOTING PARTICIPATING
PREFERRED STOCK, SERIES D
OF
CARVER BANCORP, INC.
Pursuant to Section 151 of the
General Corporation Law
of the State of Delaware

CARVER BANCORP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware thereof, does hereby certify:

The Board of Directors of the Corporation (the “Board of Directors”), in accordance with the certificate of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution creating two series of shares of Preferred Stock of the Corporation designated as “Mandatorily Convertible Non-Voting Participating Preferred Stock, Series C” and “Convertible Non-Cumulative Non-Voting Participating Preferred Stock, Series D.”

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws and applicable law, two series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby are created, and that the designation and number of shares of each such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, are as follows:

RIGHTS AND PREFERENCES

MANDATORILY CONVERTIBLE NON-VOTING PARTICIPATING
PREFERRED STOCK, SERIES C

AND

CONVERTIBLE NON-CUMULATIVE NON-VOTING PARTICIPATING
PREFERRED STOCK, SERIES D

Section 1. Designation.

(a)    Series C Preferred Stock. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Non-Voting Participating Preferred Stock, Series C” (the “Series C Preferred Stock”). The number of shares constituting the Series C Preferred Stock shall be 55,000. The par value of the Series C Preferred Stock shall be $0.01 per share. The liquidation preference of the Series C Preferred Stock shall be $1,000 per share. Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.

(b)    Series D Preferred Stock. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Convertible Non-Cumulative Non-Voting Participating Preferred Stock, Series D” (the “Series D Preferred Stock”). The number of shares constituting the Series D Preferred Stock shall be 55,000. The par value of the Series D Preferred Stock shall be $0.01 per share. The liquidation preference of the Series D Preferred Stock shall be $0.01 per share. Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

Section 2. Ranking.

(a)    Series C Preferred Stock. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with (A) the Corporation's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), (B) the Series D Preferred Stock, and (C) each other class or series of equity securities of the Corporation established by the Corporation after the Effective Date the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Series C Parity Securities”), (ii) junior to each other class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, and (iii) senior to (A) the Corporation's common stock, par value $0.01 per share (the “Common Stock”), and (B) each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Series C Junior Securities”). In each case, “dividend rights,” as used above, will be analyzed without regard to whether dividends accrue cumulatively or non-cumulatively. The Corporation has the power to authorize and/or issue additional shares or classes or series of Series C Junior Securities or Series C Parity Securities without the consent of the Series C Holders. The respective definitions of

“Series C Parity Securities” and “Series C Junior Securities” shall include any options, warrants and any other rights exercisable for or convertible into Series C Parity Securities or Series C Junior Securities.

(b)    Series D Preferred Stock. The Series D Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series D Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Series D Parity Securities”), (ii) junior to (A) the Series B Preferred Stock and (B) each other class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation, and (iii) senior to (A) the Common Stock, and (B) each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that it ranks junior to the Series D Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Series D Junior Securities”). In each case, “dividend rights,” as used above, will be analyzed without regard to whether dividends accrue cumulatively or non-cumulatively. The Corporation has the power to authorize and/or issue additional shares or classes or series of Series D Junior Securities or Series D Parity Securities without the consent of the Series D Holders. The respective definitions of “Series D Parity Securities” and “Series D Junior Securities” shall include any options, warrants and any other rights exercisable for or convertible into Series D Parity Securities or Series D Junior Securities.

Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. In addition, for purposes of Section 8(a) only, the term “Series C Holder and its Affiliates” shall also include (i) accounts holding shares of Common Stock with respect to which accounts the Series C Holder or any Affiliate has discretionary authority to exercise voting rights, (ii) with respect to any Series C Holder that is an Initial Investor, any Person holding shares of Series C Preferred Stock that have been Transferred by such Initial Investor, regardless of whether such Person received such shares of Series C Preferred Stock directly from such Initial Investor or from a subsequent transferee of such Initial Investor, and (iii) with respect to any Series C Holder that is not an Initial Investor, any Person to which such Series C Holder Transfers any shares of Series C Preferred Stock, any Person from which such Series C Holder has received such shares of Series C Preferred Stock, and any Person who at any time held, but subsequently Transferred, such shares of Series C Preferred Stock.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Applicable Ownership Limit” has the meaning set forth in Section 8(a).

“Automatic Conversion Date” means, with respect to the shares of Series D Preferred Stock of any Series D Holder, the Business Day on which any shares of Series D Preferred Stock have been transferred in an Eligible Transfer, provided, however, that if an Automatic Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Automatic Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Bylaws” means the bylaws of Carver Bancorp, Inc., as amended from time to time and as in effect as of any applicable date.

“Certificate of Designations” means this Certificate of Designations of the Corporation, dated June 29, 2011, as amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time, and including the Certificate of Designations as of the date the Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Charitable Organization” means any entity described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or any similar not-for-profit entity.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on The NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Global Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Global Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Global Market shall govern.

“Common Stock” has the meaning set forth in Section 2(a).

“Control” (including the terms “controlling,” “controlled by,” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” means for each share of Series C Preferred Stock and for each share of Series D Preferred Stock, for purposes of calculating conversion into shares of Common Stock only, $0.5451, subject to adjustment pursuant to Section 10.

“Corporation” means Carver Bancorp, Inc., a Delaware corporation.

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

“Distributed Property” has the meaning set forth in Section 10(a)(iv).

“Distribution” means the transfer from the Corporation to its stockholders of cash, securities or other assets or property, including, without limitation, evidences of indebtedness, shares of capital stock or securities (including, without limitation, any dividend or distribution of (i) shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction or (ii) rights or warrants to purchase shares of Common Stock (other than rights issued pursuant to a shareholders' rights plan, a dividend reinvestment plan or other similar plans)), without consideration, whether by way of dividend or otherwise.

“Effective Date” means the date on which shares of the Series C Preferred Stock are first issued to Initial Investors.

“Eligible Transfer” means any Transfer of Series D Preferred Stock to a person or entity other than an Initial Investor or an Affiliate of an Initial Investor (i) in a widespread public distribution, (ii) in a Transfer in which no transferee (together with its Affiliates and other transferees acting in concert with it) acquires more than 2% of the Common Stock or any other class or series of Voting Stock of the Corporation, or (iii) to a transferee that (together with its Affiliates and other transferees acting in concert with it) owns or controls more than 50% of the Common Stock, without regard to the Transfer.

“Exchange Property” has the meaning set forth in Section 11(a).

“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

“HOLA” means the Home Owners' Loan Act of 1933, as amended.

“Holder” means, as applicable, a Series C Holder or a Series D Holder.

“Initial Investor” means, as applicable, (i) any Series C Holder who acquired shares of Series C Preferred Stock directly from the Corporation prior to the receipt of the Stockholder Approval, and (ii) any Series D Holder who acquired shares of Series D Preferred Stock on the Mandatory Conversion Date in accordance with Section 9(a).

“Initial Stockholder Meeting” means the first meeting of stockholders of the Corporation, which the Corporation is required to call and hold not later than the Stockholder Outside Date for the purpose of obtaining the Stockholder Approval.

“Mandatory Conversion Date” means, with respect to the shares of Series C Preferred Stock of any Series C Holder, the third Business Day after which the Corporation has received the Stockholder Approval (or, if a Reorganization Event has theretofore been consummated, the date of consummation of such Reorganization Event); provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution; provided, further, that if a Mandatory Conversion Date would otherwise occur but the Series C Holders have not received payment in full of all accrued and unpaid dividends (including any Section 4(a)(ii) Dividends with respect to any Section 4(a)(ii) Dividend Period completed prior to such Mandatory Conversion Date), whether or not declared, such Mandatory Conversion Date shall instead occur on the first Business Day after the Series C Holders have received all accrued and unpaid dividends (such period, an “Extension Period”), and dividends shall continue to accrue at the applicable rate during the Extension Period.

“Notice of Eligible Transfer” has the meaning set forth in Section 9(b)(i).

“Notice of Mandatory Conversion” has the meaning set forth in Section 9(a)(i).

“OTS” means the Office of Thrift Supervision, or any federal regulatory agency succeeding to the authority of the Office of Thrift Supervision.

“Permitted Rights Offering” means a rights offering relating to the Common Stock (i) that provides only for the issuance of rights to holders of Common Stock as of a record date that is not later than July 9, 2011, (ii) the registration statement with respect to which is filed with the Securities and Exchange Commission prior to the Stockholder Outside Date, (iii) that grants the holders of Common Stock the right to purchase shares of Common Stock at a per share purchase price that is not less than the Conversion Price, and (iv) pursuant to which the Corporation offers an aggregate of not more than $4.3 million of its Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” means, (i) with respect to Section 4(a)(ii) Dividends, the fifteenth day of the month in which the relevant Section 4(a)(ii) Dividend Payment Date occurs and (ii) with respect to any other dividends payable on the Series C Preferred Stock or the Series D Preferred Stock, the date established by the Board of Directors or duly authorized committee of the Board of Directors in accordance with the Certificate of Incorporation, Bylaws and Delaware law.

“Receiving Initial Investor” has the meaning set forth in Section 8(a).

“Reorganization Event” has the meaning set forth in Section 11(a).

“Section 4(a)(ii) Dividend” means any dividend payable with respect to Series C Preferred Stock pursuant to Section 4(a)(ii).

“Section 4(a)(ii) Dividend Payment Date” has the meaning set forth in Section 4(a)(ii).

“Section 4(a)(ii) Dividend Period” has the meaning set forth in Section 4(a)(iii).

“Section 4(a)(ii) Dividend Rate” means, with respect to any Section 4(a)(ii) Dividend Period, twelve percent (12%) per annum.

“Series B Preferred Stock” has the meaning set forth in Section 2(a).

“Series C Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Series C Liquidation Preference” means $1,000 per share of Series C Preferred Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock).

“Series C Junior Securities” has the meaning set forth in Section 2(a).

“Series C Parity Securities” has the meaning set forth in Section 2(a).

“Series C Preferred Stock” has the meaning set forth in Section 1(a).

“Series D Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Series D Junior Securities” has the meaning set forth in Section 2(b).

“Series D Liquidation Preference” means $0.01 per share of Series D Preferred Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series D Preferred Stock).

“Series D Parity Securities” has the meaning set forth in Section 2(b).

“Series D Preferred Stock” has the meaning set forth in Section 1(b).

“Series D Transferee” means the recipient of Series D Preferred Stock pursuant to an Eligible Transfer.

“Stockholder Approval” means the affirmative vote of stockholders holding such number of shares as is necessary pursuant to the Certificate of Incorporation, the Bylaws and Delaware law to approve all but not less than all of the following: (i) an amendment to the Certificate of Incorporation to increase in the number of authorized shares of Common Stock to a number sufficient to support the exchange of the Series B Preferred Stock and the conversion of the Series C Preferred Stock and the Series D Preferred Stock, (ii) the conversion of the Series C Preferred Stock into authorized Common Stock and Series D Preferred Stock, as applicable, (iii) the issuance of the Series D Preferred Stock and the conversion thereof into authorized Common Stock, (iv) the exchange of the Series B Preferred Stock for authorized Common Stock, and (v) an amendment to the Certificate of Incorporation to permit the U.S. Treasury to vote shares of Common Stock that it holds in excess of 9.9% of the outstanding Common

Stock of the Corporation.

“Stockholder Outside Date” means the date that is 120 days from the Effective Date.

“Stockholder Rights Agreement” means that Stockholder Rights Agreement, dated as of June 28, 2011, by and between the Corporation and each Initial Investor, as amended, and as joined as a counterparty by any Series C Holder or Series D Holder that is not an Initial Investor.

“Subsequent Stockholder Meeting” means any meeting of stockholders of the Corporation, other than the Initial Stockholder Meeting, which the Corporation is required to call and hold for the purpose of obtaining the Stockholder Approval in the event that the Stockholder Approval is not obtained at the Initial Stockholder Meeting.

“Subsidiary” means any entity in which the Corporation, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Corporation in the financial statements of the Corporation or has the power to elect a majority of the board of directors or other persons performing similar functions.

“Total Equity Limit” means capital stock or other equity of the Corporation representing more than 24.9% of the total equity capital of the Corporation (as determined pursuant to the rules, regulations and guidance of the OTS and the Board of Governors of the Federal Reserve.

“Trading Day” means a day on which the shares of Common Stock: (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” means, with respect to any securities (i) when used as a verb, to sell, assign, dispose of, exchange, or otherwise transfer such securities, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, or other transfer of such securities, or any agreement or commitment to do any of the foregoing.

“Transferring Initial Investor” has the meaning set forth in Section 8(a).

“Voting Stock” has the meaning set forth in Part 574 of the Rules and Regulations of the OTS and, in the case of a Holder that is a bank holding company, the meaning set forth in the relevant rules, regulations and guidance of the Board of Governors of the Federal Reserve.

Section 4. Dividends.

(a)     Series C Preferred Stock.

(i)    From and after the Effective Date, so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any Distribution on any Common Stock, unless (i) all Section 4(a)(ii) Dividends have been paid or set aside for payment, and (ii) at the time of such dividend or Distribution the Corporation first pays (or sets aside for payment) a non-cumulative dividend or makes a Distribution, which non-cumulative dividend or Distribution shall be payable in cash or the same securities or other assets or other property as is paid to holders of Common Stock, on each outstanding share of Series C Preferred Stock in an amount equal to the product of (A) any per share dividend or Distribution paid on the Common Stock multiplied by (B) a fraction, (I) the numerator of which is $1,000 and (II) the denominator of which is the Applicable

Conversion Price. Notwithstanding the provisions of Section 10 hereof, if the Corporation pays a dividend or makes a Distribution that causes it to make a payment to Series C Holders pursuant to this Section 4(a)(i), no adjustment to the Conversion Price under Section 10 shall be made with respect to such dividend or Distribution.

(ii)     If the Stockholder Approval is not received at the Initial Stockholder Meeting or if the Initial Stockholder Meeting does not occur on or prior to the Stockholder Outside Date, then, from and including the earlier of the date of the Initial Stockholder Meeting or the Stockholder Outside Date, to but excluding the Mandatory Conversion Date, cumulative dividends shall accrue at the Section 4(a)(ii) Dividend Rate and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Section 4(a)(ii) Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day. Section 4(a)(ii) Dividends, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series C Preferred Stock, payable in cash at an annual rate equal to the Section 4(a)(ii) Dividend Rate multiplied by the sum of (A) the Series C Liquidation Preference plus (B) all accrued and unpaid dividends for any prior Section 4(a)(ii) Dividend Period that are payable on such share of Series C Preferred Stock. Section 4(a)(ii) Dividends shall be paid prior to and in addition to any dividends payable on the shares of Series C Preferred Stock pursuant to Section 4(a)(i).

(iii)     Section 4(a)(ii) Dividends will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(a)(ii) Dividend Period greater or less than a full Section 4(a)(ii) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. The period from the date of the Initial Stockholder Meeting or the Stockholder Outside Date, as applicable, to the first Section 4(a)(ii) Dividend Payment Date thereafter and each period from and including a Section 4(a)(ii) Dividend Payment Date to but excluding the following Section 4(a)(ii) Dividend Payment Date is herein referred to as a “Section 4(a)(ii) Dividend Period”.

(iv) Section 4(a)(ii) Dividends are cumulative. Section 4(a)(ii) Dividends shall begin to accrue and be cumulative from and including the date of the Initial Stockholder Meeting or the Stockholder Outside Date, as applicable, shall compound at the Section 4(a)(ii) Dividend Rate on each subsequent Section 4(a)(ii) Dividend Payment Date (i.e., no Section 4(a)(ii) Dividends shall accrue on a previous Section 4(a)(ii) Dividend unless and until the first Section 4(a)(ii) Dividend Payment Date for such previous Section 4(a)(ii) Dividends has passed without such previous Section 4(a)(ii) Dividends having been paid on such date) and shall be payable quarterly in arrears on each Section 4(a)(ii) Dividend Payment Date, commencing with the first such Section 4(a)(ii) Dividend Payment Date. If the Corporation determines not to pay a full Section 4(a)(ii) Dividend on any Section 4(a)(ii) Dividend Payment Date, the Corporation will provide prompt written notice to the Series C Holders.

(v) Each Section 4(a)(ii) Dividend or dividend payable pursuant to Section 4(a)(i) will be payable to Series C Holders of record as they appear in the records of the Corporation on the applicable Record Date.

(vi) So long as any shares of Series C Preferred Stock remain outstanding, if all dividends on all outstanding shares of the Series C Preferred Stock have not been declared and paid in full, or declared and sufficient funds set aside therefor, the Corporation shall not, directly or indirectly, (x) declare or pay dividends with respect to, or make any distributions on, or directly or indirectly, redeem, purchase or acquire any of its Series C Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of the Series C Preferred Stock or any of its Series C Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Series C Junior Securities or Series C Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, in each case in the ordinary course of business and consistent with past practice (ii) any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Series C Junior Securities into or for Series C Junior Securities or conversions or exchanges of Series C Parity Securities into or for Series C Junior Securities or Series C Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged. If dividends payable for any dividend payment date are not paid in full, or declared and sufficient funds set aside therefor on the shares of the Series C Preferred Stock and there are issued and outstanding shares of Series C Parity Securities with the same dividend payment date (or, in the case of Series C Parity Securities having dividend payment dates different from the dividend payment dates applicable to the Series C Preferred Stock, on a dividend payment date falling within a dividend period applicable to such dividend payment date with respect to the Series C Preferred Stock), then all dividends declared on shares of the Series C Preferred Stock and such Series C Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends per share payable on the shares of the Series C Preferred Stock and all such Series C Parity Securities otherwise payable on such dividend payment date (or, in the case of Series C Parity Securities having dividend payment dates different from the dividend payment dates applicable to the Series C Preferred Stock, on a dividend payment date falling within a dividend period applicable to such dividend payment date with respect to the Series C Preferred Stock) (subject to such dividends on such Series C Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Series C Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(vii) If the Mandatory Conversion Date is prior to any Record Date with respect to dividends payable to Series C Holders (including any Section 4(a)(ii) Dividends), the Series C Holders will not have the right to receive any dividends payable on such dividend payment date with respect to the applicable dividend period; provided that this provision shall not affect any rights to receive any accrued but unpaid Section 4(a)(ii) Dividends attributable to any Section 4(a)(ii) Dividend Period completed prior to the Mandatory Conversion Date. If the Mandatory Conversion Date is after any Record Date but prior to any dividend payment date with respect to dividends payable to Series C Holders (including any Section 4(a)(ii) Dividends), the Series C Holders will have the right to receive the dividends payable on such dividend payment date with respect to the applicable dividend period.

(b) Series D Preferred Stock.

(i)    From and after the Effective Date, so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any Distribution on any Common Stock, unless at the time of such dividend or Distribution the Corporation simultaneously pays a non-cumulative dividend or makes a Distribution, which non-cumulative dividend or Distribution shall be payable in cash or the same securities or other assets or other property as is paid to holders of Common Stock, on each outstanding share of Series D Preferred Stock in an amount equal to the product of (A) any per share dividend or Distribution paid on the Common Stock multiplied by (B) a fraction, (I) the numerator of which is $1,000 and (II) the denominator of which is the Applicable Conversion Price. Notwithstanding the provisions of Section 10 hereof, if the Corporation pays a dividend or makes a Distribution that causes it to make a payment to Series D Holders pursuant to this Section 4(b)(i), no adjustment to the Conversion Price under Section 10 shall be made with respect to such dividend or Distribution.

(ii)    Each dividend payable pursuant to Section 4(b)(i) will be payable to Series D Holders of record as they appear in the records of the Corporation on the applicable Record Date.

(iii)     So long as any shares of Series D Preferred Stock remain outstanding, if all dividends on all outstanding shares of the Series D Preferred Stock have not been declared and paid in full, or declared and sufficient funds set aside therefor, the Corporation shall not, directly or indirectly, (x) declare or pay dividends with respect to, or make any distributions on, or directly or indirectly, redeem, purchase or acquire any of its Series D Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of the Series D Preferred Stock or any of its Series D Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Series D Junior Securities or Series D Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, in each case in the ordinary course of business and consistent with past practice, (ii) any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Series D Junior Securities into or for Series D Junior Securities or conversions or exchanges of Series D Parity Securities into or for Series D Junior Securities or Series D Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged. If dividends payable for any dividend payment date are not paid in full, or declared and sufficient funds set aside therefor on the shares of the Series D Preferred Stock and there are issued and outstanding shares of Series D Parity Securities with the same dividend payment date (or, in the case of Series D Parity Securities having dividend payment dates different from the dividend payment dates applicable to the Series D Preferred Stock, on a dividend payment date falling within a dividend period applicable to such dividend payment date with respect to the Series D Preferred Stock), then all dividends declared on shares of the Series D Preferred Stock and such Series D Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends per share payable on the shares of the Series D Preferred Stock and all such Series D Parity Securities otherwise payable on such dividend payment date (or, in the case of Series D Parity Securities having dividend payment dates different from the dividend payment dates applicable to the Series D Preferred Stock, on a dividend payment date falling within a dividend period applicable to such dividend payment date with respect to the Series D Preferred Stock) (subject to such dividends on such Series D Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Series D Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(iv)     If the Automatic Conversion Date is prior to any Record Date with respect to dividends payable to Series D Holders, the Series D Holders will not have the right to receive any dividends payable on such dividend payment date with respect to the applicable dividend period. If the Automatic Conversion Date is after any Record Date but prior to the dividend payment date with respect to dividends payable to Series D Holders, the Series D Holders will have the right to receive dividends payable on such dividend payment date with respect to the applicable dividend period.

(c)    General. For so long as any shares of Series C Preferred Stock or Series D Preferred Stock remain outstanding, the Corporation will not make any non-cash Distributions on the Common Stock, Series C Preferred Stock or Series D Preferred Stock that would cause or would be reasonably likely to cause any Holder or any of its Affiliates (which for purposes of this paragraph shall include all “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve Board) to (i) violate the Applicable

Ownership Limit or Total Ownership Limit, (ii) be required to file an application, notice, rebuttal or waiver with any banking regulator or (iii) be deemed to “control” any Person for purposes of the BHC Act or HOLA, as applicable.

Section 5. Liquidation.

(a)     Series C Preferred Stock.

(i)    In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Series C Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the Series C Liquidation Preference per share of Series C Preferred Stock, plus an amount equal to any accrued but unpaid dividends (including Section 4(a)(ii) Dividends), whether or not declared, thereon to and including the date of such liquidation, out of assets legally available for distribution (or proceeds from the sale thereof) to the Corporation's stockholders, before any distribution of assets is made to or set aside for the holders of the Common Stock or any other Series C Junior Securities.

(ii)    After payment of the full amount of the liquidation distribution set forth in Section 5(a)(i), the Series C Holders shall be entitled to receive additional liquidating distributions in such amounts as the Series C Holders would be entitled to receive if all of the Series C Preferred Stock were converted solely and directly into Common Stock (without regard to the Applicable Ownership Limit) immediately before such liquidation, dissolution or winding-up.

(iii) In the event the assets of the Corporation available for distribution (or proceeds from the sale thereof) to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable pursuant to Section 5(a)(i) with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Series C Parity Securities, the Series C Holders and the holders of such Series C Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(iv)    For purposes of this Section 5(a), the Corporation's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation's assets, property or business will not constitute its liquidation, dissolution or winding up.

(b)     Series D Preferred Stock.

(i)    In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Series D Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the Series D Liquidation Preference per share of Series D Preferred Stock, before any distribution of assets is made to or set aside for the holders of the Common Stock or any other Series D Junior Securities.

(ii) After payment of the full amount of the liquidation distribution set forth in Section 5(b)(i), the Series D Holders shall be entitled to receive additional liquidating distributions in such amounts as the Series D Holders would be entitled to receive if all of the Series D Preferred Stock were converted solely and directly into Common Stock by the Series D Holders (without regard to the Applicable Ownership Limit) immediately before such liquidation, dissolution or winding-up.

(iii) In the event the assets of the Corporation available for distribution (or proceeds from the sale thereof) to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable pursuant to Section 5(b)(i) with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable on any Series D Parity Securities, the Series D Holders and the holders of such Series D Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(iv)    For purposes of this Section 5(b), the Corporation's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation's assets, property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series C Preferred Stock and the Series D Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Certificate of Designations.

Section 7. Redemptions.

(a) Series C Preferred Stock Optional Redemption. The Series C Preferred Stock may not be redeemed by the Corporation prior to June 28, 2013. Thereafter, the Corporation, at its option, may redeem, in whole or in part, at any time, the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to $1,000 plus all accrued and unpaid dividends (including any Section 4(a)(ii) Dividends), whether or not declared, up to, but excluding, the date fixed for redemption; provided, that the Corporation shall not redeem any shares of Series C Preferred Stock if such redemption would result in any Series C Holder exceeding the Applicable Ownership Limit or the Total Equity Limit. Any redemption of Series C Preferred Stock shall be subject to the prior written approval of the Corporation's federal banking regulators. The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the Series C Holders against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Series C Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date. If the Corporation elects to redeem less than all of the outstanding Series C Preferred Stock, then the Corporation shall redeem shares of Series C Preferred Stock held by each Series C Holder, on a pro rata basis as among all Series C Holders. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

(b) Series D Preferred Stock Optional Redemption. The Series D Preferred Stock may not be redeemed by the Corporation prior to June 28, 2013. Thereafter, the Corporation, at its option, may redeem, in whole or in part, at any time, the shares of Series D Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to $1,000 plus all accrued and unpaid dividends, whether or not declared, up to, but excluding, the date fixed for redemption; provided, that the Corporation shall not redeem any shares of Series D Preferred Stock if such redemption would result in any Series D Holder exceeding the Applicable Ownership Limit or the Total Equity Limit. Any redemption of Series D Preferred Stock shall be subject to the prior written approval of the Corporation's federal banking regulators. The redemption price for any shares of Series D Preferred Stock shall be payable on the redemption date to the Series D Holders against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Series D

Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date. If the Corporation elects to redeem less than all of the outstanding Series D Preferred Stock, then the Corporation shall redeem shares of Series D Preferred Stock held by each Series D Holder, on a pro rata basis as among all Series D Holders. The Series D Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series D Preferred Stock will have no right to require redemption of any shares of Series D Preferred Stock.

(c) Terms and Conditions Applicable to All Redemptions.

(i)    Notice of every redemption of shares of Series C Preferred Stock or Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Series C Holders or the Series D Holders, as applicable, at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Series C Holder or Series D Holder shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock or Series D Preferred Stock to be so redeemed except as to the Series C Holder or the Series D Holder to whom the Corporation has failed to give such notice or except as to the Series C Holder or Series D Holder to whom notice was defective. Notwithstanding the foregoing, if the Series C Preferred Stock or Series D Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock or Series D Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Series C Holders or the Series D Holders at such time and in any manner permitted by such facility. Each such notice given to a Series C Holder or a Series D Holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock or Series D Preferred Stock to be redeemed and, if less than all the shares held by such Series C Holder or Series D Holder are to be redeemed, the number of such shares to be redeemed from such Series C Holder or Series D Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(ii)    If notice of redemption has been duly given as provided in Section 7(c)(i) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Series C Holders or Series D Holders, as applicable, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Series C Holders or Series D Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two (2) years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Series C Holders or Series D Holders shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series C Preferred Stock or Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 8. Conversion.

(a)    Series C Preferred Stock Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date, so long as the Series B Preferred Stock has been exchanged for shares of Common Stock prior to or on the Mandatory Conversion Date, all shares of Series C Preferred Stock shall, automatically and without further action by the Series C Holder or the Corporation, convert into (i) the maximum whole number of shares of Common Stock as would not (A) with respect to any Series C Holder that is a bank holding company or a savings and loan holding company, and subject to the third sentence of this Section 8(a), cause or result in any such Series C Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote securities which would represent more than 4.9% of any class of Voting Stock of the Corporation outstanding at such time (calculated in accordance with 12 C.F.R. § 225, et seq.), (B) with respect to any Series C Holder that is not a bank holding company or a savings and loan holding company, cause or result in any such Series C Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote securities which would represent more than 9.9% of any class of Voting Stock of the Corporation outstanding at such time (unless such Series C Holder has submitted all required applications to the OTS and, if applicable, received the approval of the OTS), or (C) notwithstanding the submission of required applications to the OTS and the receipt of any approval of the OTS, cause or result in any Series C Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote securities which would represent more than 24.9% of any class of Voting Stock of the Corporation outstanding at such time (each, as applicable, the “Applicable Ownership Limit”); provided, that, solely for the purposes of this Section 8(a), in the event that any such Series C Holder and its Affiliates shall be comprised of more than one Person, then the number of shares of Common Stock issuable to such Series C Holder and its Affiliates shall be allocated among such Persons in the same proportion, as nearly as practicable, that the number of shares of Series C Preferred Stock held by each such Person as of the Mandatory Conversion Date bears to the aggregate number of shares of Series C Preferred Stock that is the sum of (w) the number of shares of Series C Preferred Stock held by the Initial Investor as of the Mandatory Conversion Date, plus (x) the aggregate number of shares of Series C Preferred Stock Transferred to such other Persons by the Initial Investor prior to the Mandatory Conversion Date; provided, further, that, for purposes of the immediately preceding proviso, the phrase “the number of shares of Series C Preferred Stock held by each such Person” shall include, with respect to a Person who is not an Initial Investor, only those shares of Series C Preferred Stock received, directly or indirectly, by such Person from the Initial Investor whose shares of Series C Preferred Stock are included in clause (w); provided, further, that, solely for the purposes of this Section 8(a), for the avoidance of doubt, each share of Series C Preferred Stock held by a Person other than an Initial Investor shall be included, for purposes of (y) determining compliance with the Applicable Ownership Limit, and (z) calculating the allocation of shares of Common Stock as among an Initial Investor and other Persons to whom an Initial Investor has Transferred shares of Series C Preferred Stock, only with respect to such determination or calculation as it applies to the Initial Investor of that particular share of Series C Preferred Stock; provided, further, that, solely for the purposes of this Section 8(a), in the event that one Initial Investor (the “Transferring Initial Investor”) has Transferred shares of Series C Preferred Stock to another Initial Investor (the “Receiving Initial Investor”) prior to the Mandatory Conversion Date, then the Transferred shares of Series C Preferred Stock shall be included in clause (x) for purposes of allocating shares of Common Stock to be received pursuant to this Section 8(a)(i) among a Series C Holder and its Affiliates (where the Series C Holder is a Transferring Initial Investor), but shall not be included in clause (w) with respect to the Receiving Initial Investor for purposes of allocating shares of Common Stock to be received by such Initial Investor pursuant to this Section 8(a)(i) among a Series C Holder and its affiliates (where the Series C Holder is a Receiving Initial Investor); provided, further, that, solely for the purposes of this Section 8(a), for purposes of determining compliance with the Applicable Ownership Limit, all shares of Series C Preferred Stock Transferred by a Transferring Initial Investor to a Receiving Initial Investor, but no shares of Series C Preferred Stock held by the Receiving Initial Investor other than as a result of such Transfer, shall be included in calculating the aggregate number of shares of Series C Preferred Stock held by the Series C Holder and its Affiliates (where the Series C Holder is a Transferring Initial Investor); and (ii) a number of shares of Series D Preferred Stock equal to the number of shares of Series C Preferred Stock that is not converted into Common Stock pursuant to clause (i) of this Section 8(a). The number of shares of Common Stock into which one share of Series C Preferred Stock shall be convertible shall be determined by dividing (A) $1,000 by (B) the Applicable Conversion Price (subject to the applicable conversion procedures of Section 9 hereof); provided, that the Series C Preferred Stock shall not convert into Common Stock or Series D Preferred Stock unless and until all accrued and unpaid dividends (including any Section 4(a)(ii) Dividends with respect to any Section 4(a)(ii) Dividend Period completed prior to the Mandatory Conversion Date but excluding any Section 4(a)(ii) Dividends with respect to the Section 4(a)(ii) Dividend Period in which the Mandatory Conversion Date occurs), whether or not declared, have been paid in full to the Series C Holders. Notwithstanding the foregoing, any Series C Holder may specify in writing to the Company that such Series C Holder shall receive a number of shares of Common Stock upon the Mandatory Conversion Date that is less than 4.9% of the outstanding Common Stock; provided, that the number of shares of Common Stock held by any Series C Holder and its Affiliates after the conversion of the Series C Preferred Stock, where the Series C Holder is a bank holding company or savings and loan holding company, shall not be less than the maximum number of shares to which such Series C Holder and its Affiliates would be entitled pursuant to Section 8(a)(i)(A).  The number of shares of Series D Preferred Stock into which one share of Series C Preferred Stock shall be convertible shall be one (1). Upon conversion, Series C Holders shall receive cash in lieu of fractional shares of Common Stock and Series D Preferred Stock in accordance with Section 14 hereof.

(b)    Series C Preferred Stock Optional Conversion. Except as provided in Section 8(a), no Series C Holder will have the right to require conversion of any shares of Series C Preferred Stock.

(c)    Series D Preferred Stock Automatic Conversion. In the event that any Series D Holder effects an Eligible Transfer of Series D Preferred Stock, then, subject to the Applicable Ownership Limit, all shares of Series D Preferred Stock subject to such Eligible Transfer shall, automatically and without further action by the Series D Holder, the Series D Transferee or the Corporation, be converted into a number of shares of Common Stock as shall be determined by dividing (i) $1,000, plus all accrued and unpaid dividends, whether or not declared, by (ii) the Applicable Conversion Price (subject to the applicable conversion procedures of Section 9 hereof); provided that any and all dividends, whether or not declared, shall be paid to the holder of record of the shares of Series D Preferred Stock or the shares of Common Stock as of the applicable record date with respect to such dividends.

(d)    Series D Preferred Stock Optional Conversion. Except as provided in Section 8(c), no Series D Holder will have the right to require conversion of any shares of Series D Preferred Stock.

Section 9. Conversion Procedures.

(a)     Series C Preferred Stock Mandatory Conversion.

(i)    Upon receipt by the Corporation of Stockholder Approval, within two (2) Business Days thereafter, the Corporation shall provide notice of mandatory conversion to each Series C Holder (such notice, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate, (i) the Mandatory Conversion Date, (ii) the Applicable Conversion Price, (iii) the number of shares of Common Stock and Series D Preferred Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Series C Holder, and (iv) if certificates are to be issued, the place or places where certificates for shares of Series C Preferred Stock held of record by such Series C Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(ii)    Effective immediately prior to the close of business on the Mandatory Conversion Date, dividends shall no longer be declared on the Series C Preferred Stock and all outstanding shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Series C Holder to receive (i) shares of Common Stock issuable upon mandatory conversion, subject to the Applicable Ownership Limit, (ii) shares of Series D Preferred Stock issuable upon mandatory conversion, (iii) any declared and unpaid dividends on such Series C Holder's shares of Series C Preferred Stock, to the extent provided in Section 4(a), and (iv) any other payments to which such Series C Holder is otherwise entitled pursuant to Section 5, Section 7, Section 8, Section 11 or Section 14 hereof, as applicable.

(b)    Series D Preferred Stock Automatic Conversion.

(i)    If a Series D Holder intends to effect an Eligible Transfer, such Series D Holder shall, at least two (2) Business Days prior to consummation of such Eligible Transfer, provide notice of such Eligible Transfer to the Corporation (such notice, a “Notice of Eligible Transfer”). In addition to any information required by applicable law or regulation, the Notice of Eligible Transfer shall state, as appropriate (i) the anticipated closing date of the Eligible Transfer, (ii) to the extent known, the name, address and telephone number of the Series D Transferee, and (iii) a certification that the Series D Holder has determined that the Transfer will constitute an Eligible Transfer.

(ii)    Effective immediately prior to the close of business on the Automatic Conversion Date, dividends shall no longer be declared on the Series D Preferred Stock subject to the Eligible Transfer and the Series D Preferred Stock subject to the Eligible Transfer shall cease to be outstanding, in each case, subject to the right of the Series D Transferee to receive (i) shares of Common Stock issuable upon automatic conversion (subject to the Applicable Ownership Limit), (ii) any declared and unpaid dividends on such Series D Holder's shares of Series D Preferred Stock, to the extent provided in Section 4(b), and (iii) any other payments to which such Series D Holder is otherwise entitled pursuant to Section 5, Section 7, Section 8, Section 11 or Section 14 hereof, as applicable.

(c)    Terms and Conditions Applicable to All Conversions.

(i)    No allowance or adjustment to the Applicable Conversion Price, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on (i) the Mandatory Conversion Date with respect to any share of Series C Preferred Stock or (ii) the Automatic Conversion Date with respect to any share of Series D Preferred Stock. Effective immediately prior to the close of business on the Mandatory Conversion Date or the Automatic Conversion Date, as applicable, the shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, converted thereon shall not be deemed outstanding for any purpose, and the Series C Holders or Series D Holders, as applicable, shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series C Preferred Stock or Series D Preferred Stock converted, except to the extent set forth in Section 4(a)(i) or Section 4(b)(i), as applicable.
(ii)     Shares of Series C Preferred Stock or Series D Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, shall, upon the effectiveness of such conversion or reacquisition, resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock or Series D Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding, or if such action would reduce the authorized number of shares of Series D Preferred Stock below the number of shares of Series D Preferred Stock then outstanding and issuable upon conversion of the Series C Preferred Stock.
(iii)     The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock or Series D Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or Automatic Conversion Date, as applicable, with respect thereto. In the event that a Series C Holder or Series D Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock or Series D Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Series C Holder or Series D Holder, as applicable, and in the manner shown on the records of the Corporation.
(iv) On the Mandatory Conversion Date, certificates representing shares of Common Stock and Series D Preferred Stock shall be issued and delivered to the Series C Holders or such Series C Holder's designee (or, at the Corporation's option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. On any Automatic Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to the Series D Holders or such Series D Holder's designee (or, at the Corporation's option such shares shall be registered in book-entry form), upon presentation and surrender of the certificate evidencing the Series D Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.
Section 10. Anti-Dilution Adjustments.

(a)     The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other Distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or Distribution will be multiplied by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or Distribution, and (B) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or Distribution plus (II) the total number of shares of Common Stock constituting such dividend or Distribution. For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or Distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or Distribution, to such Conversion Price that would be in effect if such dividend or Distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock or the Series D Preferred Stock).

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination. For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock or the Series D Preferred Stock).

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a Permitted Rights Offering, a stockholders' rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase the shares of Common Stock at less than (or having an Applicable Conversion Price per share that is less than) the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by a fraction (A) the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution plus (II) the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, and (B) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution plus (II) the total number of shares of Common Stock issuable pursuant to such rights or warrants. For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock or the Series D Preferred Stock). To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designations) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv) Debt or Asset Distributions. If the Corporation distributes (including by dividend) to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any (a) dividend or Distribution referred to in clause (i) above, (b) any rights or warrants referred to in clause (iii) above, (c) any dividend or distribution paid exclusively in cash, (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries, and (e) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (the “Distributed Property”), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by a fraction (A) the numerator of which shall be the difference between (I) the Current Market Price per share of Common Stock on such date minus (II) the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined in good faith by the Board of Directors, and (B) the denominator of which shall be the Current Market Price per share of Common Stock on such date.

In a “spin-off”, where the Corporation makes a dividend or other Distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying the Conversion Price in effect as of the close of business on the business day immediately preceding such fifteenth Trading Day by a fraction (A) the numerator of which shall be the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, and (B) the denominator of which shall be the sum of (I) the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution plus (II) the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such Distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined in good faith by the Board of Directors.

In the event that such Distribution described in this Section 10(a)(iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock or the Series D Preferred Stock).

(v) Cash Distributions. If the Corporation makes a Distribution consisting exclusively of cash to all holders of the Common Stock (excluding, (a) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (b) any dividend or Distribution in connection with the Corporation's liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries), then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such Distribution will be multiplied by a fraction (A) the numerator of which shall be the difference between (I) the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date minus (II) the amount per share of Common Stock of the cash Distribution, as determined pursuant to the introduction to this Section 10(a)(v) and (B) the denominator of which shall be the Closing Price per share of Common

Stock on the Trading Day immediately preceding the Ex-Date.

In the event that any Distribution described in this Section 10(a)(v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such Distribution, to the Conversion Price which would then be in effect if such Distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock or the Series D Preferred Stock).

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by a fraction (A) the numerator of which shall be the product of (I) the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn multiplied by (II) the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer and (B) the denominator of which shall be the sum of (I) the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined in good faith by the Board of Directors plus (II) the product of (x) the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer multiplied by (y) the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made or declared, as applicable (but giving effect to any intervening adjustments that may have been made with respect to the Series C Preferred Stock or the Series D Preferred Stock). Except as set forth in the preceding sentence, in the event the application of this Section 10(a)(vi) with respect to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer pursuant to this Section 10(a)(vi).

(vii) Shareholder Rights Plan. To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date or on any Automatic Conversion Date with respect to any shares of Series C Preferred Stock, Series D Preferred Stock or Common Stock, each share of Common Stock issued upon conversion of the Series C Preferred Stock or Series D Preferred Stock shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights plan, as the same may be amended from time to time. If, however, on the Mandatory Conversion Date or any Automatic Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan and the holders of the Series C Preferred Stock or Series D Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series C Preferred Stock or Series D Preferred Stock, then the Conversion Price shall be equally and ratably adjusted at the time of the separation, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Corporation's capital stock resulting from any dividend or Distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)     All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the Mandatory Conversion Date or any Automatic Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(d)     No adjustment to the Conversion Price shall be made if the Series C Holders or Series D Holders, as applicable, may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series C Preferred Stock or the Series D Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series C Preferred Stock or Series D Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock or Series D Preferred Stock, as applicable, may then be converted (without regard to the Applicable Ownership Limit).

(e)     The Conversion Price shall not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation's securities and the investment of additional optional amounts in shares of Common Stock under any such plan; (ii) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued and not substantially amended thereafter; (iv) for a change in the par value or no par value of Common Stock; or (v) for accrued but unpaid dividends on the Series C Preferred Stock or the Series D Preferred Stock.

(f) As soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), the Corporation shall (i) provide, or cause to be provided, a written notice to the Series C Holders and the Series D Holders, as applicable, of the occurrence of such event, and (ii) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof. As soon as practicable following such computation of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), the Corporation shall provide, or cause to be provided, a written notice to the Series C Holders and the Series D Holders, as applicable, setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event that, for so long as any shares of Series C Preferred Stock remains outstanding there occurs, in one transaction or a series of related transactions: (i) any reorganization, merger, shares exchange or consolidation, or similar transaction (other than a transaction pursuant to which the

Corporation is the surviving entity and pursuant to which the shares of Common Stock outstanding immediately prior to the transaction are not exchanged for cash, securities or other property of the Corporation or another Person); (ii) any transaction resulting in the sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in this Section 11(a), a “Reorganization Event”), then each share of Series C Preferred Stock or Series D Preferred Stock, as applicable, outstanding immediately prior to such Reorganization Event shall be deemed, solely for purposes of this Section 11(a), to have converted, effective immediately prior to the effective time of the Reorganization Event, into the number of shares of Common Stock into which one share of Series C Preferred Stock (assuming the receipt of the Stockholder Approval) or Series D Preferred Stock would then be convertible (without regard to the Applicable Ownership Limit); provided, that, notwithstanding the foregoing and for the avoidance of doubt, the shares of Series C Preferred Stock and Series D Preferred Stock shall not convert into shares of Common Stock upon the occurrence of a Reorganization Event. Any agreement setting forth the terms and conditions of, or otherwise relating to, a Reorganization Event shall provide that the Series C Holders and the Series D Holders, as applicable, will be entitled to receive the type and amount of securities, cash and other property receivable in such Reorganization Event (such securities, cash and other property, the “Exchange Property”) by the holder of the number of shares of Common Stock into which one share of Series C Preferred Stock (assuming the receipt of the Stockholder Approval) or Series D Preferred Stock held by such Series C Holder or Series D Holder, as applicable, plus all accrued and unpaid dividends, whether or not declared, up to but excluding the date of consummation of such Reorganization Event, would then be convertible (without regard to the Applicable Ownership Limit); provided, that if the receipt of the Exchange Property would (i) require a Holder or any Affiliate of a Holder to file an application, notice, rebuttal or waiver with any banking regulator or (ii) cause a Holder or any of its Affiliates (which for purposes of this paragraph shall include all “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve Board) to be deemed to “control” any Person for purposes of the BHC Act or HOLA, as applicable, any agreement shall provide that instead of receiving the Exchange Property, such Holder will receive a cash payment equivalent to the fair market value of such Exchange Property.

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Series C Holders and Series D Holders shall likewise be entitled to make such an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven (7) days of the consummation of any Reorganization Event, provide written notice to the Series C Holders and Series D Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)     The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) a transaction that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights.

(a)     Series C Preferred Stock. Series C Holders will not have any voting rights, except as required under Delaware law and except that:

(i)so long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Series C Holders owning a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating (A) any matter that requires the approval of the Series C Holders in accordance with applicable law; (B) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Corporation's bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely; (C) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation's Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation's capital stock ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or (D) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, a merger or consolidation of the Corporation with another entity, or the sale of all or substantially all of the property and assets of the Corporation; provided, that, the Series C Holders will have no right to vote under this Section 12(a)(i)(D) if in each case (x) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

(ii)    For the avoidance of doubt, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series C Preferred Stock and, notwithstanding any provision of Delaware law, the Series C Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(iii)     Notwithstanding the foregoing, Series C Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock or Series D Preferred Stock.

(b)     Series D Preferred Stock. Series D Holders will not have any voting rights, except as required under Delaware law and except that:

(i)so long as any shares of Series D Preferred Stock are outstanding, the vote or consent of the Series D Holders owning a majority of the shares of Series D Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary, whether or not such approval is required by Delaware law, for effecting or validating (A) any matter that requires the approval of the Series D Holders in accordance with applicable law; (B) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Corporation's bylaws that would alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect them adversely; (C) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation's Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation's capital stock ranking senior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or (D) the consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, a merger or consolidation of the Corporation with another entity, or the sale of all or substantially all of the property and assets of the Corporation; provided, that, the Series D Holders will have no right to vote under this Section 12(b)(i)(D) if in each case (x) the Series D Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series D Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series D Preferred Stock, taken as a whole.

(ii)For the avoidance of doubt, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series D Preferred Stock and, notwithstanding any provision of Delaware law, the Series D Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(iii)     Notwithstanding the foregoing, Series D Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series D Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Transfer of Series C Preferred Stock and Series D Preferred Stock.
(a)Series C Preferred Stock. Prior to the Initial Stockholder Meeting, any Transfer of the Series C Preferred Stock shall be prohibited except for the Transfer of such Series C Preferred Stock to (i) an Affiliate, a Series C Holder or an Affiliate of a Series C Holder, or (ii) a Charitable Organization. If the Stockholder Approval is not received at the Initial Stockholder Meeting, then from the date of the Initial Stockholder Meeting to (and including) any Subsequent Stockholder Meeting where Stockholder Approval is obtained, the Series C Preferred Stock shall be freely Transferable, subject to applicable law.

(b) Series D Preferred Stock. The Series D Preferred Stock shall, subject to applicable law, be freely Transferable; provided, that any Transfer, except a Transfer (i) to an Affiliate, a Series D Holder or an Affiliate of a Series D Holder, (ii) to a Charitable Organization or (iii) pursuant to clause (i) of the definition of Eligible Transfer, shall be subject to the rights of first refusal set forth in the Stockholder Rights Agreement.

(c) General. Each Series C Holder or Series D Holder (as applicable) shall promptly provide, but in no event later than three (3) Business Days, notice to the Corporation of any Transfer of the Series C Preferred Stock or Series D Preferred Stock except for a Transfer pursuant to clause (i) of the definition of Eligible Transfer.

Section 14. Fractional Shares.

(a) No fractional shares of Common Stock or Series D Preferred Stock will be issued as a result of any conversion of shares of Series C Preferred Stock, and no fractional shares of Common Stock will be issued as a result of any conversion of shares of Series D Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date or Automatic Conversion Date, as applicable. In lieu of any fractional share of Series D Preferred Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to $1,000 multiplied by the fractional portion of a share of Series D Preferred Stock to which such Holder would otherwise be entitled.

(c) If more than one share of the Series C Preferred Stock or Series D Preferred Stock is surrendered for conversion at one time by or for the same Series C Holder or Series D Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock or Series D Preferred Stock so surrendered.

Section 15. Reservation of Common Stock and Series D Preferred Stock.

(a) The Corporation shall at all times (i) reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series C Preferred Stock and Series D Preferred Stock as provided in this Certificate of Designations free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of Series C Preferred Stock and all of the shares of Series D Preferred Stock then outstanding, and (ii) reserve and keep available out of its authorized and unissued preferred stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Certificate of Designations free from any preemptive or other similar rights, such number of shares of Series D Preferred Stock as shall from time to time be issuable upon the conversion of all of the shares of Series C Preferred Stock then outstanding.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of the Series C Preferred Stock or the Series D Preferred Stock, as herein provided, shares of Common Stock or shares of Series D Preferred Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock or Series D Preferred Stock), so long as any such acquired shares of Common Stock or Series D Preferred Stock are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock and Series D Preferred Stock delivered upon conversion of the Series C Preferred Stock and all shares of Common Stock delivered upon conversion of the Series D Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock or the Series D Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Global Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series C Preferred Stock and the Series D Preferred Stock.

Section 16. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Series C Holder's or Series D Holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Series C Holder's or Series D Holder's expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after the Mandatory Conversion Date or to issue any certificates representing affected shares of Series D Preferred Stock after an Automatic Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date or an Automatic Conversion Date, as applicable, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock or the Series D Preferred Stock formerly evidenced by the certificate.

Section 17. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 75 West 125th Street, New York, New York 10027, Attention: Chief Executive Officer, (ii) if to any Series C Holder or Series D Holder, to such Series C Holder or Series D Holder at the address of such Series C Holder or Series D Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Series C Holder or Series D Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock, Series D Preferred Stock or Common Stock or other securities issued on account of Series C Preferred Stock or Series D Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock, Series D Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock or Series D Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series C Preferred Stock and Series D Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series C Preferred Stock or Series D Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series C Preferred Stock and Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(f) The Corporation covenants not to treat the Series C Preferred Stock or the Series D Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

(g) For so long as any Holder owns any shares of Series C Preferred Stock or Series D Preferred Stock, the Corporation shall not take any action (including entering into any business relationships or any redemption, repurchase (including full or partial exercise of the right of first refusal contained in the Stockholder Rights Agreement) or recapitalization of the Common Stock, of securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock), that could, or would be reasonably likely to, (i) cause a Holder or any of its Affiliates (which for purposes of this paragraph shall include all “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve Board) to be deemed to “control” the Corporation or its Affiliates for purposes of the BHC Act or HOLA, as applicable; (ii) cause a Holder or any of its Affiliates to violate the Applicable Ownership Limit or Total Equity Limit; or (iii) cause the Corporation or Carver Federal Savings Bank to become a “commonly controlled insured depository institution” (as that term is defined and interpreted for purposes of 12 U.S.C. § 1815(e), as may be amended or supplemented from time to time) with respect to any institution that is not a Subsidiary of the Corporation.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, Carver Bancorp, Inc. has caused this Certificate of Designations to be signed by Deborah C. Wright, its Chairman of the Board, President and Chief Executive Officer this 29th day of June, 2011.

CARVER BANCORP, INC.

By:    /s/ Deborah C. Wright
Deborah C. Wright
Chairman of the Board, President and
Chief Executive Officer